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                                                                    EXHIBIT 10.4

                               Monroe Bank & Trust
                            Group Term Carve Out Plan
The following agreement was entered into by the Bank and each of its five executive officers, as well as with a number of other unnamed officers:

        1.  Ronald D. LaBeau
        2.  Thomas J. Bruck
        3.  James E. Morr
        4.  Eugene D. Greutman
        5.  Herbert J. Lock


THIS PLAN is made and entered into this 21st day of December, 2000, by and between the Monroe Bank & Trust, a Michigan-chartered commercial bank located in Monroe, Michigan (the "Company") and the Participant selected to participate in this Plan (the "Participant").

INTRODUCTION

The Company wishes to attract and retain highly qualified executives. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Company will pay the life insurance premiums from its general assets.

Article 1

Definitions

         Whenever used in this Plan, the following terms shall have the meanings specified:






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         1.1 " Base Annual Salary" means the current base annual salary of the
Participant at the earliest of (1) the date of the Participant's death; (2) the date of the Participant's Disability; (3) the Participant's Early Retirement Date; or (4) the Participant's Normal Retirement Date. Current Base Annual Salary shall be defined by reference to compensation of the type that would be required to be reported by Securities and Exchange Commission Rule 228.402(b) (17 C.F.R. ss.228.402(b)), specifically column (c) of that rule's Summary Compensation Table (or any successor provision).

         1.2 [Intentionally Left Blank]

         1.3 "Compensation Committee" means either the Compensation Committee designated from time to time by the Company's Board of Directors (as of the date this Plan is created, the Company identifies the board committee performing this function as the Personnel Committee) or a majority of the Company's Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

         1.4 "Disability" means, if the Participant is covered by a Company-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Participant is not covered by such a policy, Disability means the Participant suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Participant from performing substantially all of the Participant's normal duties for the Company. As a condition to any benefits, the Company may require the Participant to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate. Any one of the following events also constitutes Disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         1.5 "Early Retirement Age" means the Participant's attaining age 55, provided the Participant must have at least 5 Years of Service with the Company as of the Participant's 55th birthday.

         1.6 "Early Termination" means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, or Termination for Cause.

         1.7 "Early Termination Date" means the month, day and year in which Early Termination Occurs.

         1.8 [Intentionally Left Blank]

         1.9 "Insured" means the individual whose life is insured.

         1.10 "Insurer" means the insurance company issuing the life insurance policy on the life of the Insured.

         1.11 "Normal Retirement Age" means the Participant attaining age 65.

         1.12 "Normal Retirement Date" means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

         1.13 "Participant" means the employee who is designated by the Compensation Committee as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which he or she is the Insured.

         1.14 "Policy" or "Policies" means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant's life under this Plan.

         1.15 "Plan" means this instrument, including all amendments thereto.


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         1.16 "Terminated for Cause" or "Termination for Cause" means that the
Company has terminated the Participant's employment for any of the following reasons:

                           (a) Gross negligence or gross neglect of duties;

                           (b) Commission of a felony or of a gross misdemeanor
                  involving moral turpitude; or

                           (c) Fraud, disloyalty, dishonesty or willful
                  violation of any law or significant Company policy committed in connection with the Participant's employment and resulting in an adverse effect on the Company. No act, or failure to act, on the Participant's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

         1.17 "Years of Service" means the total number of twelve-month periods during which the Participant serves as an employee of the Company.

Article 2

Participation

         2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

         2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive's participation is limited to only Policies where he or she is the Insured. Exhibit B attached hereto sets forth the original Insured Participants and the Policies on their lives.

         2.3 Termination of Participation. A Participant's rights under this Plan shall cease and his or her participation in this Plan shall terminate if any of the following events occur:

                  (a) If the Participant is Terminated for Cause.

                  (b) If the Participant's employment with the Company is terminated prior to the Early Retirement Age for reasons other than Disability.

                  (c) If the Participant terminates employment due to Disability and thereafter becomes gainfully employed with an entity other than the Company.

In the event that the Company decides to maintain the Policy after the Participant's termination of participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

         2.4 Maintaining the Policy and Endorsement until Death. If any of the events listed below occur, the Company shall maintain the Policy in full force and effect and, in no event, shall the Company amend, terminate or otherwise abrogate the Participant's interest in the Policy, unless the Participant agrees pursuant to section 8.1. The Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement if the Company and Participant execute a new Split Dollar Policy Endorsement for a comparable benefit, which Policy or any comparable policy shall be subject to the claims of the Company's creditors.

         (a) Disability. If the Participant's employment with the Company is terminated due to Disability.

         (b) Retirement. If the Participant's employment with the Company is terminated on or after Early Retirement Age.


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         (c) [Intentionally Left Blank]

Article 3

Policy Ownership/Interests

         3.1 Participant's Interest. With respect to each Policy, the Participant or the Participant's assignee shall have the right to designate the beneficiary of one of the following death benefit amounts:

         (a) Pre-Retirement Death Benefit. If the Participant was employed by the Company at the time of death, the death benefit shall be the lesser of (i) two times the Participant's Base Annual Salary, less the Participant's $50,000 group term life insurance benefit under the Company's group term life insurance policy; or (ii) $1 million.

         (b) Post-Retirement Death Benefit. If the Participant was no longer employed by the Company at the time of death, but had terminated employment due to Disability or on or after Early Retirement Age, the death benefit shall be the lesser of (i) one times the Participant's Base Annual Salary or (ii) $1 million.

The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

         3.2 Company's Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership except that the Company shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy during the time periods as described in section 3.1. This provision shall not impair the right of the Company to terminate this Plan. With respect to each Policy, the Company shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant's Interest is determined according to section 3.1.



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Article 4

Premiums

         4.1 Premium Payment. The Company shall pay all premiums due on all Policies.

         4.2 Imputed Income. The Company shall impute income to the Participant in an amount equal to the current term rate for the Participant's age multiplied by the aggregate death benefit payable to the Participant's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 5

Assignment

         Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant's interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 6

Insurer

         The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims Procedure

         7.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against this Plan (the "Claimant"), in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or benefits under this Plan. If the Company determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

         7.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitles him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing


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within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 8

Amendments and Termination

         8.1 Amendment or Termination of Plan. Except as otherwise provided in section 2.4 (i) the Company may amend or terminate the Plan at any time, and
(ii) the Company may amend or terminate a Participant's rights under the Plan at any time prior to a Participant's death by written notice to the Participant.

         8.2      [Intentionally Left Blank]

         8.3 Participant Waiver. A Participant may, in the Participant's sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Company.

Article 9

Miscellaneous

         9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

         9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant's right to terminate employment at any time.

         9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

         9.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         9.5 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

         9.6 Administration. The Company shall have powers which are necessary to administer this Plan, including but not limited to:

         (a) Interpreting the provisions of the Plan;

         (b) Establishing and revising the method of accounting for the Plan;

         (c) Maintaining a record of benefit payments; and

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         (d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

         9.7 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         9.8 Severability. If for any reason any provision of this Agreement is held invalid such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

         9.9 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.



         IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.



                                     COMPANY:

                                     MONROE BANK & TRUST

                                     By /s/ Ronald D. LaBeau

                                            Ronald D. LaBeau

                                     Title President & Chief Executive Officer



                         Split Dollar Policy Endorsement

                  Monroe Bank & Trust Group Term Carve Out Plan



         Policy No. ___________                            Insured: ___________

Supplementing and amending the application of Monroe Bank & Trust (the Company) on October 20, 2000 to Great-West Life & Annuity Insurance Company (the Insurer), the applicant requests and directs that:

BENEFICIARIES

     1. The beneficiary designated by the Insured, or his/her transferee shall be the beneficiary of one of the following death benefit amounts, subject to the provisions of paragraph 5 below:

          (a) Pre-Retirement Death Benefit. If the Insured/Participant was employed by the Company at the time of death, the death benefit shall be the lesser of: (i) two times the Participant's Base Annual Salary (defined in the Monroe Bank & Trust Group Term Carve Out Plan dated December 21, 2000 (the "Plan"), less $50,000; or (ii) $1 million.


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               (b) Post-Retirement Death Benefit. If the Insured/Participant was
          no longer employed by the Company at the time of death, but terminated due to Disability (defined in the Plan) or on or after Early
          Retirement Age (defined in the Plan), the death benefit shall be the lesser of: (i) one times the Participant's Base Annual Salary (defined in the Plan); or (ii) $1 million.

The Insurer may rely on a certificate issued by an authorized officer of Monroe Bank & Trust for a determination of the amount equal to one or two times Base Annual Salary of the Insured.

     2. The beneficiary of any remaining death proceeds shall be Monroe Bank & Trust, a Michigan-chartered commercial bank located in Monroe, Michigan (the Company).

OWNERSHIP

     3. The Owner of the Policy shall be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or his/her transferee in paragraph (4) of this endorsement.

     4. The Insured or his/her transferee shall have the right to assign all rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (1) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

     5. Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured's transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (1) of this endorsement if any of the following events occur:

          (a) If the Insured/Participant is Terminated for Cause (defined in the Plan).

          (b) If the Insured/Participant's employment with the Company is terminated prior to Early Retirement Age (defined in the Plan), for reasons other then Disability (defined in the Plan).

          (c) If the Insured/Participant terminates employment due to Disability (defined in the Plan) and thereafter becomes gainfully employed with an entity other than the Company.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY
Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in paragraph (3) above shall be limited to the portion of the proceeds described in paragraph (2) above.

OWNER'S AUTHORITY
The Insurer is hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner's statement of the amount of premiums the Owner has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release to the Insurer. The insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest and any payment made pursuant to such statement shall discharge the Company accordingly.

Any transferee's rights shall be subject to this Endorsement.

The Owner accepts and agrees to this split dollar endorsement.


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The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.



Signed at Monroe, Michigan, this 27th day of December, 2000.



COMPANY

Monroe Bank & Trust

By: /s/ Ronald D. LaBeau

        Ronald D. LaBeau

Its: President & Chief Executive Officer







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